Exhibit 10.1

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) between Cleveland BioLabs, Inc., a Delaware corporation (the “Company”), and Yakov Kogan, Ph.D., MBA (the “Executive”) is effective as of July 9, 2015 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company desires the Executive to provide services to the Company, and wishes to provide the Executive with certain compensation and benefits in return for such employment services; and

WHEREAS, the Executive wishes to be employed by the Company and to provide services to the Company in return for certain compensation and benefits;

WHEREAS, the Executive will conduct and/or support scientific research in order to develop the Company’s intellectual property for the benefit of the Company;

WHEREAS, the Executive will endeavor to protect the Company’s intellectual property;

WHEREAS, the Executive has made a commitment to remain with the Company for at least five (5) years from the Effective Date;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            EMPLOYMENT TERM. The Company hereby offers to employ the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, until July 9, 2020 or the termination of the Executive’s employment in accordance with Section 10 below, as applicable, whichever comes first (the “Employment Term”). The Executive shall be employed at will, meaning that the Company may terminate this Agreement and the Executive’s employment at any time, for any reason, with or without Cause, as applicable.

2.            POSITION & DUTIES. During the Employment Term, the Executive shall serve as the Company’s Chief Executive Officer. As Chief Executive Officer, the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Company’s Board of Directors (the “Board”) shall designate that are consistent with the Executive’s position as Chief Executive Officer. During the Employment Term, the Executive shall use the Executive’s best efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder and devote all of the Executive’s business time (excluding periods of paid time off and other approved leaves of absence) to the performance of the Executive’s duties with the Company. Notwithstanding the foregoing, nothing shall prevent the Executive from participating in a reasonable amount of charitable, civic, educational, professional, community or industry affairs or, with prior written approval of the Board, serving on the board of directors or advisory boards of other companies provided that any such activities or services do not (i) create a conflict with the Executive’s employment hereunder; (ii) interfere with the performance of his duties; or (iii) violate the terms of Section 9 of this Agreement.

3.            LOCATION. Unless the parties otherwise agree in writing, at all times during the Employment Term, the Executive shall report to the Company’s headquarters in Buffalo, New York. The Company may from time to time require the Executive to travel temporarily to other locations (domestic and international) in connection with the Company’s business.

4.            BASE SALARY. The Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of $276,000, payable in accordance with the regular payroll practices of the Company. The Executive’s Base Salary shall be subject to review and adjustment from time to time by the Board (or a committee thereof) in its sole discretion. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement. Executive’s Base Salary shall not be decreased other than in the instance of an across-the-board salary reduction similarly affecting all executive officers of the Company.

5.            ANNUAL BONUS. The Executive shall be eligible to participate in the Company’s Annual Executive Bonus Plan based on a base pay rate of the higher of Executive’s Base Salary on the date the Annual Bonus is measured as of (i.e. measurement as of last day of year) or $345,000, subject to the terms and conditions of such plan, as revised from time to time.

6.            LONG-TERM INCENTIVES. The Executive shall be continue to be eligible to participate in the Company’s 2012 Long-Term Executive Compensation Incentive Plan, subject to the terms and conditions of such plan, as revised from time to time. In addition, the Executive shall be eligible to participate in any management incentive plan or program established by the Board of Directors following the consummation of the transaction contemplated by that certain Securities Purchase Agreement, dated as of June 24, 2015 by and between the Company and the Purchaser, as defined therein (the “Securities Purchase Agreement”).

7.            STOCK OPTIONS. The Executive shall be eligible to participate in the Company’s Equity Incentive Plan (the “Equity Plan”), subject to the terms and conditions of such plan, as revised from time to time.

8.            EMPLOYEE BENEFITS.

(a)            BENEFIT PLANS. The Executive shall, in accordance with Company policy and the terms of the applicable Company benefit plan documents, be eligible to participate in any benefit plan or arrangement, including health, life and disability insurance, retirement plans and the like, that may be in effect from time to time and made available to the Company’s other key management employees. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

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(b)            PAID TIME OFF. The Executive shall be entitled to five (5) weeks per year, earned pro rata during the Executive’s employment and subject to the maximum accrual amounts set forth in the Company’s Employee Manual.

(c)            PROFIT SHARING, PENSION AND SALARY DEFERRAL BENEFITS. During the Employment Term, the Executive shall be entitled to participate in or accrue benefits under any pension, salary deferral or profit sharing plan now existing or hereafter created for employees of the Company upon terms and conditions equivalent to those which the Company may provide for other key management employees.

(d)            GENERAL EXPENSE REIMBURSEMENTS. The Company will reimburse the Executive for all reasonable business expenses that the Executive incurs in performing the services hereunder pursuant to the Company’s usual expense reimbursement policies and practices, following submission by the Executive of reasonable documentation thereof. All reimbursements provided under this Agreement shall be made in accordance with the requirements of Section 409A (as defined below) to the extent that such reimbursements are subject to Section 409A, including, as applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employment Term, (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

9.            CONFIDENTIALITY AND POST-EMPLOYMENT OBLIGATIONS.

(a)          CONFIDENTIALITY.

(i)            Company Information. The Executive agrees at all times during the Employment Term and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board, any Confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. The Executive understands that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information, information regarding personnel, employee lists, compensation, and employee skills and any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company. The Executive further understands that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of the Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

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(ii)          Former Employer Information. The Executive agrees not to improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that the Executive will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(iii)         Third Party Information. The Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such third party.

(iv)         Returning Company Documents. The Executive agrees that, at the time of leaving the employ of the Company or at any time the Company requests, the Executive will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Executive pursuant to the Executive’s employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section 9(b)(iv). In the event of the termination of the Executive’s employment, the Executive agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit A.

(v)          Representations. The Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Executive represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s employment by the Company.

(vi)         Nothing in this Agreement or any other policy or agreement with the Company prohibits the Executive from reporting possible violations of federal law or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal laws or regulations. The Executive is not required to notify the Company that he has made such reports or disclosures.

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(b)          INVENTIONS.

(i)           Inventions Retained and Licensed. The Executive has attached hereto, as Exhibit B, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made prior to the Executive’s employment with the Company (collectively referred to as “Prior Inventions”), which belong to the Executive, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder. The Executive represents that this list is complete. If no such list is attached, the Executive represents that there are no such Prior Inventions. In the course of the Executive’s employment with the Company, the Executive will not incorporate into a Company product, process or service a Prior Invention owned by the Executive or in which the Executive has an interest without the prior written consent of the Company. To the extent the Executive does incorporate into a Company product, process or service a Prior Invention owned by the Executive or in which the Executive has an interest (with or without consent), the Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, sublicensable, worldwide license to make, have made, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

(ii)          Assignment of Inventions. The Executive agrees to promptly make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns and promises to assign, without additional payment or additional consideration, to the Company, or its designee, all rights, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is in the employ of the Company (collectively referred to as “Inventions”). The Executive further acknowledges that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of and during the period of his employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. However, to the extent that any such work may not, by operation of any law, be a work made for hire, Executive hereby, without additional payment or additional consideration, assigns, transfers and conveys to Company all worldwide rights, title and interest in and to such work and all Intellectual Property Rights relating to it. Further, to the extent that any of the rights, title, and interest in any Invention cannot be assigned to the Company, the Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, sublicenseable, worldwide license to make, have made, use and sell such Invention. In any case, the Executive agrees to irrevocably waive and never to assert any rights, title, and interest in any invention against the Company, or its designee. The Executive understands and agrees that the decision whether or not to commercialize or market any invention developed by the Executive solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to the Executive as a result of the Company’s efforts to commercialize or market any such invention. Nothing in this agreement shall be deemed to constitute the grant of any license or other right to Executive in respect of any Invention or intellectual property of the Company.

(iii)         Inventions Assigned to the United States. The Executive agrees to assign to the United States government all of the Executive’s rights, title, and interests in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

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(iv)         Maintenance of Records. The Executive agrees to keep and maintain adequate and current written records of all Inventions made by the Executive (solely or jointly with others) during the term of the Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(v)          Patent and Copy Registrations. The Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, declarations, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. The Executive further agrees that the Executive’s obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of the Executive’s mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and in the Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive. Such designation and appointment, being coupled with an interest, is irrevocable.

(c)          NON-SOLICITATION AND NON-COMPETITION.

(i)           Solicitation of Employees, Consultants, Contractors and Customers. The Executive agrees that for a period of twenty-four (24) months immediately following the termination of the Executive’s relationship with the Company for any reason, whether with or without cause, the Executive shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees, consultants, contractors or customers to terminate his or her relationship with the Company, or take away such employees, consultants, contractors or customers or attempt to solicit, induce, recruit, encourage or take away employees, consultants or contractors of the Company, either for the Executive or for any other person or entity; provided however, the Executive may hire any employee, consultant or contractor of the Company who independently responds to a general solicitation of employment. This restriction shall apply only to those employees, consultants, contractors or customers of the Company with whom the Executive came into contact or about whom the Executive learned Confidential Information during the last two (2) years of the Executive’s employment with the Company. Notwithstanding the foregoing, this provision does not prohibit the solicitation of United States federal, state or foreign government agency, including but not limited to United States Department of Defense.

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(ii)          Non-Competition. The Executive agrees that during the period of employment and for a period of twenty-four (24) months immediately following the termination of the Executive’s relationship with the Company for any reason, the Executive shall not directly or indirectly own, manage, operate, consult or be employed in a business substantially similar to, or competitive with, the Company’s Business (as defined below) and the business of its successors and assigns or any other business activity in which the Company and its successors and assigns may substantially engage during the Employment Term. In recognition of the nature of the Company’s Business, which includes the sale of its products and services on an international basis, this restriction shall apply throughout the United States, Russia and in any country or territory in which the Company materially markets any of its products or services, or to the knowledge of the Executive, plans to beginning marketing any of its products or services. For purposes of this Agreement, the “Company’s Business” shall include any product, service, or process or the research and development thereof, of the Company with which the Executive worked directly or indirectly during the Executive’s employment by the Company or about which the Executive acquired Confidential Information during the Executive’s employment by the Company, including but not limited to the research and development of new pharmaceuticals as defined by the Company’s therapeutic area and core technology. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from engaging in a scientific, consulting or other business capacity in research and development of pharmaceuticals to treat cancer or other diseases if such research and development does not use any Confidential Information of the Company.

(d)            ADDITIONAL COMPANY POLICIES. The Executive agrees to comply with the Company’s Policy Manual and each of the other policies adopted by the Company from time-to-time, the contents of which may be modified or eliminated at any time.

(e)            Notification of New Employer. In the event that the Executive leaves the employ of the Company, the Executive hereby grants consent to notification by the Company to the new employer, partner, co-owner and/or others involved in managing the business with which the Executive is employed or associated about the obligations under this Agreement.

(f)            ENFORCEMENT. The Executive acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the Confidential Information and trade secrets, business and goodwill of the Company, and that any breach of this Agreement will result in irreparable and continuing harm to the Company, for which money damages may not provide adequate relief. Accordingly, in the event of any breach or anticipatory breach of this Agreement by the Executive, or the Executive’s claim in a declaratory judgment action that all or part of this Agreement is unenforceable, the parties agree that the Company shall be entitled to (i) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and the Executive hereby consents to the issuance thereof forthwith and without bond by any court1 of competent jurisdiction; and (ii) recovery of all reasonable sums and costs, including attorneys’ fees, incurred by the Company to defend or enforce the provisions of this Agreement.

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10.          TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)            BY THE EXECUTIVE FOR ANY REASON // WITHOUT GOOD REASON. The Executive shall provide thirty (30) days’ prior written notice (the “Transition Period”) to the Company of the Executive’s intended termination of employment without Good Reason (as defined below) (“Voluntary Termination”). During the Transition Period, the Executive shall assist and advise the Company in any transition of business, customers, prospects, projects and strategic planning, and the Company shall continue to pay the Executive’s salary and benefits through the end of the Transition Period. The Company may, in its sole discretion, upon five (5) days prior written notice to the Executive, make such termination of employment effective earlier than the expiration of the Transition Period and the Company shall have no further obligation to pay the Executive’s salary or benefits after such termination date.

(b)            BY THE EXECUTIVE FOR GOOD REASON. Upon the Executive’s notice following the end of the Cure Period (as defined in this Section). For purposes of this Agreement, “Good Reason” for the Executive to terminate employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent: (i) a material reduction of ten percent (10%) or more in the Executive’s Base Salary (other than an across-the-board decrease in base salary applicable to all executive officers of the Company); (ii) a material breach of this Agreement by the Company; (iii) a material reduction in the Executive’s duties, authority and responsibilities relative to the Executive’s duties, authority, and responsibilities in effect immediately prior to such reduction; or (iv) the relocation of the Company’s headquarters outside the United States, or if within the United States causing an increase in the Executive’s one-way commute by more than 50 miles or a material change in the Company’s telecommuting policies and practices, provided, however, that, any such termination by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of the Executive’s intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that the Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) the Executive voluntarily terminates employment within thirty (30) days following the end of the Cure Period.

(c)            BY THE COMPANY FOR CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events, as determined by the Board in its sole and absolute discretion: (i) the failure of the Executive to perform material duties hereunder, including, without limitation, the failure of the Executive devote all OR of the Executive’s business time (excluding periods of paid time off and other approved leaves of absence) to the performance of the Executive’s duties with the Company, or comply with reasonable directions of the Board which, to the extent it is curable by the Executive, is not cured within ten (10) days after written notice thereof is given to the Executive by the Company, specifying in reasonable detail the manner in which the Executive has failed to perform such duties or comply with such directions; (ii) the Executive’s commission (including entry of a nolo contendere plea) of an act or acts constituting a felony, dishonesty or disloyalty or fraud; (iii) the Executive’s gross negligence or commission of an act, or failure to take action, which adversely affects the Company’s business or reputation; (iv) the Executive’s misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony); or (v) the Executive’s material breach, non-performance or non-observance of any Company policy or any term of this Agreement, including but not limited to the covenants contained in Section 9, or any other agreement to which the Executive and the Company are parties, which, to the extent it is curable by the Executive, is not cured within ten (10) days after written notice thereof is given to the Executive by the Company.

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(d)            BY THE COMPANY WITHOUT CAUSE. Upon written notice by the Company to the Executive of an involuntary termination without Cause and other than due to death or Disability.

(e)            DISABILITY. Unless otherwise prohibited by law, upon the 30th day following the Executive’s receipt of notice of the Company’s termination due to Disability (as defined in this Section); provided that, the Executive has not returned to full-time performance of his duties within thirty (30) days after receipt of such notice. If the Company determines in good faith and in its sole discretion that the Executive’s Disability has occurred during the Employment Term, it will give the Executive written notice of its intention to terminate the Executive’s employment.  For purposes of this Agreement, “Disability” shall occur when the Board determines that the Executive has become physically or mentally incapable of performing the essential functions of the job duties under this Agreement with or without reasonable accommodation, for ninety (90) consecutive days or one hundred twenty (120) nonconsecutive days in any twelve (12) month period. For purposes of this Section, at the Company’s request, the Executive agrees to be available and to cooperate in a reasonable examination by an independent qualified physician selected by the Board.

(f)            DEATH. Automatically on the date of death of the Executive.

11.          CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates as may be in effect from time to time. Subject to satisfaction of each of the conditions set forth in Section 12, the following amounts and benefits shall be due to the Executive. Any Accrued Amounts (as defined in Section 11(a)) shall be payable on the next regularly scheduled Company payroll date following the date of termination or earlier if required by applicable law.

(a)            TERMINATION BY THE COMPANY FOR CAUSE OR BY THE EXECUTIVE FOR ANY REASON // WITHOUT GOOD REASON. If the Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by the Executive for any reason // without Good Reason, the Company shall pay to the Executive: (x) any unpaid Base Salary through the date of termination and any accrued PTO; (y) reimbursement for any unreimbursed expenses incurred through the date of termination; and (z) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, including but not limited to any applicable insurance benefits, it being understood that the treatment of any outstanding stock options shall be determined in accordance with the terms of the applicable equity plan and award agreement (collectively, “Accrued Amounts”) only, and shall not be obligated to make any additional payments to the Executive. For the avoidance of doubt, the Executive shall not be eligible to receive any of the severance payments or benefits described in Section 11(b).

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(b)          TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON. If the Executive’s employment by the Company is terminated by the Company without Cause (and not due to Disability or death) or by the Executive for Good Reason, then the Company shall pay or provide the Executive with the Accrued Amounts, subject to compliance with Sections 9 and 12, and:

(i)           continued payment of salary to Executive at the higher of the rate of his Base Salary as in effect immediately preceding the last day of the Employment Term (ignoring any decrease in Base Salary that forms the basis for Good Reason) or $345,000, for a period of twelve (12) months following the termination date (the “Salary Severance Period”) on the Company’s regular payroll dates; provided, however, that any payments otherwise scheduled to be made prior to the effective date of the General Release (namely, the date it can no longer be revoked) shall accrue and be paid in the first payroll date that follows such effective date with subsequent payments occurring on each subsequent Company payroll date; and

(ii)          if the Executive timely elects continued coverage under COBRA for the Executive and the Executive’s covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue the Executive’s and the Executive’s covered dependents’ health insurance coverage in effect on the termination date until the earliest of (i) twelve (12) months following the termination date (the “COBRA Severance Period”); (ii) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Executive’s payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the COBRA Payment Period. Nothing in this Agreement shall deprive the Executive of the Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under the Executive’s employment by the Company.

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(iii)         all issued and outstanding options will continue to vest according to their established schedules throughout the Salary Severance Period, and all vested options will remain exercisable throughout the Salary Severance Period, but in no event later than the expiration date of the options.

(c)          DISABILITY. Upon employment termination due to Disability, the Executive shall be entitled to any Accrued Amounts.

(d)          DEATH. In the event the Employment Term ends on account of the Executive’s death, the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts.

(e)          TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON FOLLOWING A CHANGE IN CONTROL.

(i)            If the Executive’s employment by the Company is terminated by the Company without Cause (and not due to Disability or death) or by the Executive for Good Reason within twelve (12) months following a Change in Control (as defined in the Equity Plan), then the Company shall pay or provide the Executive with the Accrued Amounts and all of the benefits described in Section 11(b) above, subject to compliance with Sections 9 and 12, with the exception that Section 11(b) (iii) shall read: all issued and outstanding options will become immediately vested and will remain exercisable through the Salary Severance Period, but in no event later than the expiration date of the options. Notwithstanding anything to the contrary, the Executive agrees and acknowledges that the transactions contemplated under the Securities Purchase Agreement shall not be considered a “Change in Control” for purposes of this Section 11(e).

12.          CONDITIONS. Any payments or benefits made or provided pursuant to Section 11 (other than Accrued Amounts) are subject to the Executive’s (or, in the event of the Executive’s death, the beneficiary’s or estate’s, or in the event of the Executive’s Disability, the guardian’s if applicable):

(a)            compliance with the provisions of Section 9 of this Agreement;

(b)            delivery to the Company of an executed waiver and general release of any and all known and unknown claims, and other provisions and covenants, in the form acceptable to the Company (the “General Release”) within 21 days of presentation thereof by the Company to the Executive, and permitting the General Release to become effective in accordance with its terms; and

(c)            delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans effective as of the termination date.

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Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement (other than Accrued Amounts) shall not be due until after the expiration of any revocation period applicable to the General Release without the Executive having revoked such General Release, and any such amounts shall be paid or commence being paid to the Executive within fifteen (15) days of the expiration of such revocation period without the occurrence of a revocation by the Executive (or such later date as may be required under Section 19 of this Agreement). Nevertheless (and regardless of whether the General Release has been executed by the Executive), upon any termination of Executive’s employment, Executive shall be entitled to receive any Accrued Amounts, payable after the date of termination in accordance with the Company’s applicable plan, program, policy or payroll procedures. Notwithstanding anything to the contrary in this Agreement, if any severance pay or benefits are deferred compensation under Section 409A (as defined below), and the period during which the Executive may sign the General Release begins in one calendar year and the first payroll date following the period during which the Executive may sign the General Release occurs in the following calendar year, then the severance pay or benefit shall not be paid or the first payment shall not occur until the later calendar year.

13.            ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor or assign of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

14.            NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

   If to the Company:

   Cleveland BioLabs, Inc.

   Attn: Chairman of the Board

   73 High Street

   Buffalo, New York 14203

   (716) 849-6820 (fax)

   and a copy (which shall not constitute notice) shall also be sent to:

   Jackson Lewis, P.C.

   Attn: Kathryn Montgomery Moran

   150 North Michigan Avenue, Suite 2500

   Chicago, IL 60601

   (312) 787-4995 (fax)

   If to the Executive:

   To the most recent address of the Executive set forth in the personnel records of the Company.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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15.            SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision.

16.            SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

17.            COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

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18.          SECTION 4999 EXCISE TAX.

(a)            Notwithstanding anything in this Agreement or any other agreement between the Executive and the Company (or any of its subsidiaries or affiliates) to the contrary, in the event that the provisions of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) relating to “parachute payments” (as defined in the Code) shall be applicable to any payment or benefit received or to be received by the Executive from the Company or its affiliates in connection with a change in the ownership or effective control of the Company within the meaning of Section 280G of the Code (a “Change in Control Transaction”) (collectively, “Payments”), then (a) at the Executive’s request, the Company agrees to submit such Payments to a shareholder vote intended to comply with the provisions of Section 280G(b)(5) of the Code, or (b) in the event that the Executive does not request a shareholder vote as set forth above or the provisions of Section 280G(b)(5) are inapplicable to the Company, then any such Payments shall be equal to the “Reduced Amount” where the Reduced Amount is (1) the largest portion of the Payments that will result in no portion of such Payments being subject to the excise tax imposed by Section 4999 of the Code, or (2) the entire amount of the Payments otherwise scheduled to be paid (without reduction), whichever of the forgoing amounts after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax of Section 4999 of the Code (all computed at the highest applicable merged rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of all state and local taxes), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of Payments. If subsection (1) above applies and a reduced amount of the Payments is payable, then any reduction of Payments required by such provision shall occur in the following order: (i) first, a reduction of any Payments that are exempt from Section 409A in a manner the Company reasonably determines will provide the Executive with the greatest post-reduction economic benefit, and (ii) second, a reduction of any Payments that are subject to Section 409A on a pro-rata basis or such other manner that complies with Section 409A, as reasonably determined by the Company.

(b)            In connection with a Change in Control Transaction, the Company shall engage a certified public accounting firm (“Accountants”) to perform the calculations to determine if the Payments to the Executive would reasonably be subject to Section 280G of the Code, and the Company shall use commercially reasonable efforts to (1) cause the Accountants to finalize such calculations and (2) deliver such calculations and supporting documentation to the Executive, by no later than five (5) days before the closing of the Change in Control Transaction. If the Executive, in good faith, disagrees with or disputes any of the assumptions, findings or determinations of the Accountants in respect of such calculations, the Company shall use reasonable efforts to cause its Accountants to consider in good faith the Executive’s position and revise such calculations if the Accountants determine that it is more-likely-than-not, based on the technical merits, that the Executive’s position will be sustained upon examination by the Internal Revenue Service.

19.          SECTION 409A.

(a)            Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Executive has a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service, or (ii) Executive’s death. The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption.

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(b)            It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement. To the extent that any severance benefit payments are delayed as required by this Agreement due to the application of Section 409A.

20.            REPRESENTATIONS. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder. The Executive further represents and warrants that he has been advised to consult with an attorney and that he has been represented by the attorney of his choosing during the negotiation of this Agreement, that he has consulted with his attorney before executing this Agreement, that he has carefully read and fully understand all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

21.            WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

22.            SURVIVAL. The respective obligations of, and benefits afforded to, the Company and the Executive which by their express terms or clear intent survive termination of the Executive’s employment with the Company, including, without limitation, the provisions of Sections 9 through 27, inclusive of this Agreement, will survive termination of the Executive’s employment with the Company, and will remain in full force and effect according to their terms.

23.            AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

24.            INTEGRATION. This Agreement contains the complete, final and exclusive agreement of the parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the parties, including but not limited to the Employment Agreement, dated August 1, 2004, as amended, and the Severance Benefit Plan Participation Notice, dated May 7, 2014.

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25.            AMENDMENT. This Agreement cannot be amended or modified except by a written agreement signed by the Executive and a duly authorized officer of the Company, who has been authorized to do so by a decision of the Board of Directors of the Company.

26.            WAIVER. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

27.            CHOICE OF LAW. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without regard to its conflict of laws principles.

28.            DISPUTE RESOLUTION. To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Buffalo, New York conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes, which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to the Executive upon request. By agreeing to this arbitration procedure, both the Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (1) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (2) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Except as may be awarded by the arbitrator, each party shall bear its own legal fees in connection with such arbitration. Nothing in this Agreement shall prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, including but not limited to any harm caused by violations of Paragraph 9, including, but not limited to Paragraph 9(c) [Non-Competition]. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.

Cleveland BioLabs, Inc.

By:	/s/ Richard McGowan
Richard McGowan, J.D.
Chairman of the Board

Date:

Yakov Kogan, Ph.D., MBA

/s/ Yakov Kogan

Date:

Signature Page to Executive Employment Agreement

Exhibit A

CLEVELAND BIOLABS, INC.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Cleveland BioLabs, Inc., its subsidiaries, affiliates, successors or assigns (together, the "Company").

I further certify that I have complied with all the terms of the Company's Employment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement and that relate directly to the Company’s proposed business, products or research and development.

I further agree that, in compliance with the Executive Employment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twenty-four (24) months from this date, in accordance with Section 9(c)(i) of the Executive Employment Agreement, I will not solicit, induce, recruit or encourage any of the Company's employees to leave their employment.

Date:_______________________________

(Employee's Signature)

(Type/Print Employee's Name)

Exhibit B

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

___     No inventions or improvements

___     Additional Sheets Attached

Signature of Executive: /s/ Yakov Kogan

Print Name of Executive: Yakov Kogan

Date:_________________________